UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2010
NEWPARK RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-2960 (Commission File Number)	72-1123385 (IRS Employer Identification No.)

2700 Research Forest Drive, Suite 100 The Woodlands, TX (Address of principal executive offices)	77381 (Zip Code)
Registrant’s telephone number, including area code: (281) 362-6800
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01	Other Information.
     Newpark Resources, Inc. is filing this Current Report on Form 8-K for the purpose of updating our previous disclosure regarding the anticipated impact of the Deepwater Horizon oil spill and the related regulatory actions. We previously disclosed in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, that we expected revenues from the areas affected by the drilling moratorium and related regulatory actions to be approximately $7.0 million to $9.0 million lower and operating income to be $4.0 million to $5.0 million lower in the third quarter of 2010, as compared to the second quarter of 2010. Although we experienced decreased activity levels in our base Environmental Services and Fluids Systems and Engineering segments in the Gulf of Mexico during the third quarter as anticipated, revenues generated from continued oil spill disposals were higher than anticipated in the third quarter. Consequently, we now expect revenues from the affected areas to be approximately $3.0 million to $4.0 million lower and operating income to be $1.0 million to $1.5 million lower in the third quarter of 2010, as compared to the second quarter of 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPARK RESOURCES, INC.
Dated: September 27, 2010	By:	/s/ James E. Braun
James E. Braun, Vice President and Chief Financial Office

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